Exhibit 2.2

Option Deed

Advanced Digital Information Corp

Neil James Johnson

Allens Arthur Robinson

The Chifley Tower

2 Chifley Square

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson 2006

Option Deed

Table of Contents

1.	Interpretation		1
	1.1	Definitions	1
	1.2	Rules for interpreting this document	2
	1.3	Business Days	3

2.	Option		3
	2.1	Option	3
	2.2	Option Period	3
	2.3	Lapse of Option	4
	2.4	Effect on lapsing	4
	2.5	Exercise	4
	2.6	Exercise Notice	4
	2.7	Sale free from any Encumbrance	4
	2.8	Dividends and other benefits	4
	2.9	Settlement	5

3.	Top-Up		5
	3.1	Top-Up Right	5
	3.2	No restriction on existing shares	5
	3.3	Top-Up exercise period	5
	3.4	Top-Up right can be exercised more than once	5
	3.5	Top-Up exercise procedure	5
	3.6	Settlement	6

4.	Notification		6

5.	Voting		6

6.	Representation and Warranties		6
	6.1	Representations and warranties	6
	6.2	Warranty by Johnson	6
	6.3	Repetition of representations and warranties	7
	6.4	Reliance on representations and warranties	7

7.	General		7
	7.1	Stamp duty	7
	7.2	Costs and expenses	7
	7.3	Notices	7
	7.4	Governing law and jurisdiction	8
	7.5	Waiver	9
	7.6	Variation	9
	7.7	Assignment and substitution	9
	7.8	Further assurances	9
	7.9	Damages	9
	7.10	Termination	9
	7.11	Counterparts	9
	7.12	Confidentiality	10
	7.13	Operation of this deed	10

Schedule 1			11
	Exercise Notice – Option Shares		11

Option Deed

Date	14 March 2006

Parties
1.	ADVANCED DIGITAL INFORMATION CORP, a company incorporated in the United States of America of 11431 Willows Road N.E. Redmond, Washington 98052 (ADIC)

2.	NEIL JAMES JOHNSON of 3 Lois Avenue, Torrens Park, South Australia 5062 (Johnson)

Recitals
A	Johnson is the registered holder and the beneficial owner of 7,009,000 ordinary shares and 15,255,260 options over unissued shares in Rocksoft.

B	Rocksoft intends to propose the Scheme and ADIC intends to participate in the Scheme.

C	Johnson has agreed to grant to ADIC an option to acquire from Johnson the Option Shares on the terms and condition of this deed.

D	Johnson and ADIC intend that Johnson will receive the benefits under the Scheme which are received by the other Rocksoft shareholders and optionholders in the same class and Johnson and will not suffer any detriment compared to the benefits received by the other Rocksoft shareholders and optionholders in the same class as Johnson under the Scheme.

It is agreed in consideration of, among other things, the mutual promises contained in this deed.

1.	Interpretation

1.1	Definitions

The following definitions apply in this document:

Business Day means:

(a)	for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Adelaide, South Australia, Australia and Redmond, Washington, USA.

Corporations Act means the Corporations Act 2001 (Cth).

Encumbrance means a mortgage, charge, pledge, lien, hypothecation or third party interest of any kind whatever, or an agreement to create any of them or to allow any of them to exist.

Exercise Consideration means $1.00 in respect of each Option Share.

Option Deed

Implementation Agreement means the Implementation Agreement between Rocksoft and ADIC dated of even date herewith under which ADIC is to offer by way of a scheme of arrangement to acquire all of the ordinary shares in Rocksoft for a consideration of $1.00 per Rocksoft ordinary share.

Rocksoft means Rocksoft Limited (ABN 47 008 280 153).

Option means the call option granted by Johnson to ADIC under clause 2.

Option Shares means 3,250,044 ordinary shares in Rocksoft.

Option Period has the meaning given to it in clause 2.2.

Purchase Consideration means the amount equal to the Exercise Consideration multiplied by the number of Option Shares, rounded down to the nearest whole number where a fraction.

Related Entity has the meaning it has in the Corporations Act.

Representatives in relation to a party means:

(a)	each of the party’s related bodies corporate; and

(b)	the party’s or any of its related bodies corporate’s:

(i)	directors, officers, employees; and

(ii)	agents (including financial, legal and accounting advisers).

Scheme means the scheme or arrangement to be proposed by Rocksoft pursuant to the Implementation Agreement.

Settlement Date means the date which is 5 Business Days after Johnson receives an Exercise Notice from ADIC.

Scheme Meeting means the meeting of Rocksoft shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to implement the Scheme.

Top-Up Consideration means the amount equal to the Exercise Consideration less the exercise price of the relevant Rocksoft Option (as that term is defined in the Implementation Agreement) multiplied by the number of Top-Up Options, rounded down to the nearest whole number where a fraction.

Top-Up Right has the meaning given to that term in clause 3.1.

Top-Up Options has the meaning given to that term in clause 3.

1.2	Rules for interpreting this document

In this deed, unless the context otherwise requires, headings and bold text are for convenience only and do not affect the interpretation of this deed and;

(a)	Words importing the singular include the plural and vice versa;

(b)	Words importing a gender include any gender;

(c)	Other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	An expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency;

Option Deed

(e)	A reference to any thing (including, but not limited to, any right) includes a prt of that thing but nothing in this subclause (e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)	A reference to a clause, party or schedule is a reference to a clause of, and a party or schedule to, this deed and a reference to this deed includes any schedule;

(g)	A reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another government agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)	A reference to a party to a document includes that party’s successors and permitted assigns;

(j)	A reference to an agreement or deed other than this deed includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(k)	A reference to any time is a reference to that time in Adelaide; and

(l)	An expression defined in, or given a meaning for the purpose of, the Corporations Act in a context similar to that in which the expression is used in this deed has the same meaning or definition.

1.3	Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)	If the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	In any other case, the person must do it on or by the previous Business Day.

2.	Option

2.1	Option

In return for ADIC paying to Johnson $10.00 (receipt of which is acknowledged by Johnson), Johnson irrevocably grants, on the terms and conditions of this deed, to ADIC the right to require Johnson to sell to ADIC (or to its nominee as ADIC may direct) the Option Shares for the Purchase Consideration (the Option).

2.2	Option Period

The Option Period is the period commencing on the date of this deed and ending on the earlier of:

(a)	Immediately upon effectuation of the Scheme on the Implementation Date (as defined in the Implementation Agreement);

(b)	31 October 2006; and

(c)	five Business Days following termination of the Implementation Agreement.

Option Deed

2.3	Lapse of Option

Subject to clause 3, the Option shall lapse at the end of the Option Period.

2.4	Effect on lapsing

Upon lapsing, the Option is of no further force and effect and (without prejudice to any accrued rights or obligations of either party) there will be no continuing rights or obligations of either party.

2.5	Exercise

Subject to clause 3, ADIC may exercise the Option up to and including the last day of the Option Period.

2.6	Exercise Notice

Subject to clause 3, the Option may only be exercised in respect of all of the Option Shares and may only be exercised by giving to Johnson an Exercise Notice.

2.7	Sale free from any Encumbrance

(a)	Upon giving an Exercise Notice, in accordance with the terms of this deed, Johnson must sell to ADIC (or to its nominee as ADIC may direct) all the Option Shares free from any Encumbrance or restriction on transfer and ADIC must buy the Option Shares from Johnson for the Purchase Consideration.

(b)	During the Option Period and provided the Option has not lapsed, Johnson must not sell, assign, create an Encumbrance over or otherwise dispose of or deal with the Option Shares or any right to or interest in the Option Shares without the prior written consent of ADIC.

2.8	Dividends and other benefits

(a)	ADIC will only be entitled to all dividends and other distributions and entitlements in respect of the Option Shares, the record date for which is on or after the date of exercise of the Option pursuant to clause 2.

(b)	If for any reason whatsoever ADIC does not receive any such dividends or other distributions or entitlements in accordance with clause 2.8(a), ADIC will be entitled to reduce the amount of consideration to which Johnson would otherwise be entitled to at the Settlement Date by the value of the dividends or other distributions or entitlement.

2.9	Settlement

(a)	Settlement of the sale and purchase of the Options Shares must take place on the Settlement Date. On that date Johnson must:

(i)	give ADIC:

(A)	the share certificates in respect of the Option Shares; and

(B)	an executed stock transfer form in favour of ADIC in respect of the Option Shares; and

(ii)	ADIC must provide the Purchase Consideration to Johnson.

Option Deed

(b)	Each obligation in this clause 2.9 is interdependent. Subject to ADIC (or its nominee) complying with clause 2.9, Johnson grants to ADIC a power of attorney to exercise all documents and take any actions on Johnson’s behalf which are necessary or convenient to give effect to the transfer of the Option Shares.

3.	Top-Up

3.1	Top-Up Right

If ADIC exercises the Option prior to the end of the Option Period and, for whatever reason, the Option Shares upon transfer to ADIC subsequently come to represent less than 5.7% of the issued capital of Rocksoft, Johnson hereby irrevocably grants to ADIC the right to require Johnson to sell such number of his Rocksoft options (the Top-Up Options) to ADIC (or to its nominee as ADIC may direct) for the Top-Up Consideration as will (upon exercise of those Top-Up Options) when taken together with the Option Shares, equal 5.7% of the issued capital of Rocksoft (Top-Up Right). This section 3 shall survive the termination of this Agreement.

3.2	No restriction on existing shares

The Top-Up Right is not intended to and does not restrict Johnson from voting or dealing in any way with any shares currently held by him.

3.3	Top-Up exercise period

ADIC may exercise the Top-Up Right under clause 3.1 at any time prior to the later of:

(a)	the end of the Option Period; and

(b)	if, during the Option Period, a person other than ADIC (or a related body corporate) has announced a Competing Transaction (as that term is defined in the Implementation Agreement) that is recommended for acceptance by all Rocksoft directors, the financial close of such Competing Transaction.

3.4	Top-Up right can be exercised more than once

The Top-Up Right may be exercised on more than one occasion, so that at all times the number of Rocksoft shares acquired by ADIC from Johnson represents 5.7% of the issued capital of Rocksoft.

3.5	Top-Up exercise procedure

(a)	The Top-Up Right may be exercised by a notice in writing from ADIC to Johnson.

(b)	Upon giving the notice referred to in clause 3.5(a), in accordance with the terms of this deed, Johnson must immediately exercise transfer the Top-Up Options to ADIC (or to its nominee as ADIC may direct) free from any Encumbrance or restriction on transfer and ADIC must buy the Top-Up Options from Johnson for the Top-Up Consideration.

Option Deed

3.6	Settlement

Settlement of the sale and purchase of the Top-Up Options must take place on the fifth Business Day after ADIC gives the notice referred to in clause 3.5(a). On that date:

(a)	Johnson must give ADIC:

(i)	the options certificates in respect of the Top-Up Options; and

(ii)	an executed option transfer form in favour of ADIC in respect of the Top-Up Options; and

(b)	ADIC must provide the Top-Up Consideration to Johnson.

Each obligation in this clause 3.6 is interdependent. Subject to ADIC (or its nominee) complying with clause 3.6(b) Johnson grants to ADIC a power of attorney to exercise all documents and take any actions on Johnson’s behalf which are necessary or convenient to give effect to the transfer of the Top-Up Options.

4.	Notification

If, during the Option Period, Johnson receives an approach from any person or entity other than ADIC (or a related body corporate of ADIC) in relation to a proposal which would or may involve Johnson disposing of his Option Shares, or otherwise creating an interest in his Option Shares, to any person or entity other than ADIC (or a related body corporate of ADIC) (Proposal), Johnson must immediately notify ADIC of the details of that Proposal (including the identity of the person and the nature of the approach).

5.	Voting

The parties agree that nothing in this deed restricts the ability of Johnson to exercise the votes attaching to the Option Shares in Johnson’s discretion before the Option is exercised.

6.	Representation and Warranties

6.1	Representations and warranties

Each party represents and warrants that:

(a)	this deed constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally) subject to any necessary stamping or registration; and

(b)	neither its execution of this deed nor the carrying out by it of the transactions that it contemplates, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any government agency that is binding on it or any of its property;

(ii)	contravene any authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(iii)	contravene any undertaking or instrument binding on it or any of its property;

(iv)	contravene its constitution; or

(v)	require it to make any payment or delivery in respect of any financial accommodation or financial instrument before it would otherwise be obliged to do so.

Option Deed

6.2	Warranty by Johnson

Johnson represent and warrants to ADIC that:

(a)	Johnson is legally and beneficially entitled to the Option Shares;

(b)	the Option Shares are not subject to any Encumbrance; and

(c)	Johnson has received legal advice about the effect of this deed or Johnson has had an adequate and reasonable opportunity to seek and receive legal advice about the effect of this deed.

6.3	Repetition of representations and warranties

The representations and warranties in clauses 6.1 and 6.2 are taken to be repeated on the date of settlement of the sale and purchase of the Option Shares.

6.4	Reliance on representations and warranties

Each party acknowledges that the other party has executed this deed and agreed to take part in the transactions that it contemplates in reliance on the representations and warranties that are made or repeated in this clause.

7.	General

7.1	Stamp duty

ADIC will pay the stamp duty and any other taxes (other than income tax of Johnson arising on or in respect of the disposal of the Option Shares) (if any) in respect of the execution, delivery and performance of:

(a)	this deed; and

(b)	any agreement or document entered into or signed under this deed.

7.2	Costs and expenses

Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution and delivery of this deed.

7.3	Notices

(a)	Any notice or other communication including but not limited to any request, demand , consent or approval, to or by a party:

(i)	must be in legible writing and in English addressed as shown below:

(A)	if to ADIC:

Street Address:	11431 Willows Road NE Redmond, WA 98052

Mailing Address:	P.O. Box 97057 Redmond, WA 98073-9757

Facsimile: 1-425-895-3370

Attention: Mr Yukio Morikubo

Option Deed

Copies to:

Allen Arthur Robinson

Level 17 Chifley Tower

2 Chifley Square Sydney NSW 2000

Facsimile: + 61 2 9230 5333

Attention: Mr Andrew Clarke

(B)	if to Johnson:

3 Lois Avenue

Torrens Park SA 5062

Facsimile: +61 8 8272 8378

Attention: Mr Jim Johnson

Copies to:

Kelly & Co Lawyers

Level 17, 91 King William Street

ADELAIDE SA 5000

Facsimile: +61 8 8205 0805

Attention: Mr Andrew Corletto

or as specified to the sender by any party by notice;

(ii)	in writing, signed:

(A)	if it is an Exercise Notice, by any officer of ADIC; and

(B)	for any other notice, by or on behalf of the person giving it;

(iii)	is to be regarded as having been given by the sender and received by the addressee:

(A)	if by delivery in Person, when delivered to the addressee;

(B)	if by airmail, 5 Business Days from and including the date of postage; or

(C)	if by facsimile transmission, when received in its entirety in legible form by the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as having been received at 10.00am on the following Business Day;

(iv)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

7.4	Governing law and jurisdiction

This deed is governed by the laws of South Australia. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of South Australia.

Option Deed

7.5	Waiver

(a)	A right arising out of this deed or any part of this deed is only waived by notice in writing signed by the party waiving the right.

(b)	A party does not waive a right arising out of this deed by a failure to, or delay in exercise of the right, nor by only exercising part of the right.

(c)	A party may not rely on the other party’s failure, late exercise or partial exercise of a right, as constituting a waiver of the right.

(d)	A party may not rely on the other party’s conduct as a defence to that other party’s exercise of any right.

7.6	Variation

A variation of any term of this deed must be in writing and signed by the parties.

7.7	Assignment and substitution

Neither party may assign or novate this deed or any right, benefit or obligation under this deed or otherwise permit a third party to be substituted for it under this deed without the prior written consent of the other party (which consent may be withheld in the absolute discretion of that other party).

7.8	Further assurances

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this deed.

7.9	Damages

Johnson acknowledges that monetary damages alone would not be adequate compensation to ADIC for breach by Johnson of clause 2 and that ADIC is entitled to seek an injunction from a court of competent jurisdiction if:

(a)	Johnson fails to comply or threatens to fail to comply with clause 2;

(b)	ADIC has reason to believe Johnson will not comply with clause 2.

7.10	Termination

(a)	This deed can be terminated at any time at the absolute discretion of ADIC by notice in writing to Johnson.

(b)	Upon termination of this deed pursuant to clause 6.10(a) this deed will be of no further force or effect and neither party will be under any liability to the other in respect of this deed.

7.11	Counterparts

This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this deed by signing any counterpart.

Option Deed

7.12	Confidentiality

(a)	No disclosure of the terms of this deed is permitted without the prior written consent of the other party, unless the disclosure is required by law or by the rules of a regulatory body or exchange or is made to the party’s own officers, auditors or professional advisers who require knowledge of this deed in the performance of their duties and who are also subject to an obligation of confidentiality to the disclosing party.

(b)	Notwithstanding clause (a) above, the parties acknowledge that the fact of this deed and selected terms will be publicly disclosed in connection with the Scheme.

7.13	Operation of this deed

(a)	This deed contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this deed and has no further effect.

(b)	Any provision of this deed which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this deed enforceable, unless this would materially change the intended effect of this deed.

Option Deed

Schedule 1

Exercise Notice – Option Shares

To:	Neil James Johnson

By this notice ADIC Corporation Limited exercises the Option conferred by clause 2.1 of the deed entitled Option Deed (the Deed) dated 14 March 2006 and requires you to sell the Option Shares for the relevant Purchase Consideration and otherwise in accordance with the Deed.

In this Exercise Notice, words defined in the Deed have the same meanings.

DATED

Signed for and on behalf of

Advanced Digital Information Corp by:

Officer:
Name:

Option Deed

Executed and delivered as a deed in South Australia

Executed for and on behalf of Advanced Digital Information Corp by:

Officer Signature	Officer Signature

Print Name	Print Name

Signed Sealed and Delivered by Neil James Johnson in the presence of:

Witness Signature	Signature

Print Name